Exhibit 99.1
Aradigm Announces Second Quarter 2010 Financial Results
Two Key Transactions Strengthen Balance Sheet — Company Raises $4.1M and Will Eliminate $9.1M in Debt
Hayward, CA — August 12, 2010 — Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the second quarter and six months ended June 30, 2010.
The Company’s net loss for the second quarter of 2010 was approximately $4.1 million, or $0.04 per share, compared with a net loss of approximately $4.6 million, or $0.05 per share, for the second quarter of 2009. Total operating expenses for the second quarter of 2010 were approximately $4.1 million, compared with total operating expenses of approximately $4.5 million for the second quarter of 2009. The decrease in operating expenses was primarily due to expense reduction efforts and the elimination of R&D expenses associated with the collaboration with Lung Rx, Inc.
No revenue was recorded in either the second quarter of 2010 or the second quarter of 2009. The Company anticipates recording recurring royalty revenue based on sales of the SUMAVEL* DosePro* product beginning with the three months ending September 30, 2010 since the terms of the asset sale agreement with Zogenix provides for royalty payments to be based on cash received by Zogenix on their product sales and there is a sixty day lag following the end of the quarter in royalty reporting. The Company has been informed by Zogenix that wholesalers distributing the SUMAVEL DosePro product were given net 90 day payments terms for the first quarter sales, resulting in the effective delay of first quarter 2010 royalties until the second quarter 2010 royalty payment due in late August 2010. After the first quarter of 2010, the payment terms for wholesalers reverted to net 30 days.
As of June 30, 2010, cash and cash equivalents totaled approximately $9.6 million.
Recent Highlights
The Company announced that:
•	On June 21, 2010, the Company closed a private placement in which it sold 34,702,512 shares of common stock and warrants to purchase an aggregate of 7,527,214 shares of common stock to accredited investors under the terms of a securities purchase agreement that was entered into with accredited investors (which included three existing significant investors) on June 18, 2010. At the closing of this private placement, the Company received approximately $4.1 million in aggregate gross proceeds from the sale of the common stock and the warrants. After deducting for fees and expenses, the aggregate net proceeds from the sale of the common stock and the warrants were approximately $3.7 million. The warrants have an exercise price of $0.1184 per share and are exercisable after the Company has called and held a special meeting of its shareholders to vote on a proposal to approve an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock and has received the requisite shareholder approval for the shareholder proposal. The warrants also include a mandatory exercise provision whereby the Company has the right to require the holders to exercise the warrants after it has received the requisite shareholder approval for the shareholder proposal. Assuming the warrants are fully exercised at an exercise price of $0.1184 per share, the Company would receive approximately $0.9 million in additional aggregate net proceeds from the exercise of the warrants.

•	On July 30, 2010, the Company entered into a Stock Purchase Agreement with Novo Nordisk A/S providing for the issuance by the Company of 26 million shares of the Company’s common stock to Novo Nordisk A/S in a private placement as consideration for the termination of a promissory note in favor of Novo Nordisk under which approximately $9.1 million is currently outstanding, representing an effective price per share of $0.3505. The closing of the transactions contemplated by the Stock Purchase Agreement with Novo Nordisk is subject to the Company’s receipt of shareholder approval to increase the number of authorized shares of the Company’s common stock and other customary closing conditions. Aradigm will be required, among other things, to file a resale registration statement within 30 days following execution of the agreement that covers the resale by Novo Nordisk of the shares. Aradigm may satisfy its registration obligations by including the shares in the same registration statement covering the shares related to the June 2010 private placement. The promissory note represented a loan that was previously made by Novo Nordisk to the Company in 2006 in the principal amount of $7.5 million, with interest accruing at 5% per annum. The principal, along with the accrued interest, was payable in three equal payments of approximately $3.5 million in 2012, 2013 and 2014.
“In the last two months, we entered into two financial transactions that were very important to the Company. The equity for debt transaction with Novo Nordisk will allow us to significantly strengthen our balance sheet by eliminating all outstanding debt once we receive shareholder approval for the additional shares needed for this transaction, while the proceeds from the June 2010 private placement are being used to enable us to take further steps in the development of our lead product candidate, inhaled liposomal ciprofloxacin. We continue our focus on aggressive cost containment even as we conduct our two ongoing clinical trials, ORBIT-1 and ORBIT-2,” said Nancy E. Pecota, the Company’s Vice President, Finance and Chief Financial Officer.
About liposomal ciprofloxacin
Ciprofloxacin is a widely prescribed antibiotic to treat infections of the lung frequently experienced by cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (BE) patients. It is often preferred because of its broad-spectrum anti-bacterial action. The available oral and intravenous formulations of the drug are used to treat episodes of acute exacerbations of lung infections in CF patients. The Company’s once-a-day novel inhaled formulations of ciprofloxacin delivered in liposomes is to be used for chronic maintenance therapy as it is expected to achieve higher antibiotic concentration at the site of infection and relatively low systemic antibiotic concentrations to minimize side-effects. The Company previously announced initiation of two multinational Phase 2b clinical trials in patients with BE, one using ARD-3100 (ORBIT-1) and another trial (ORBIT-2) using a formulation with a modified pharmacokinetic profile (ARD-3150). The results of these two trials are expected in the second half of 2010. The Company is also developing inhaled liposomal ciprofloxacin for the prevention and treatment of bioterrorism infections, such as inhaled anthrax and tularemia.
About Aradigm
Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of cystic fibrosis, bronchiectasis, inhaled bioterrorism infections and smoking cessation.
More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements, including, but not limited to, statements regarding the closing of the private placement and the elimination of debt. These forward-looking statements involve risk and uncertainties, including (i) the risk that the warrants issued in the June 2010 private placement might not become exercisable, (ii) the risk that the closing of the transactions contemplated by the Stock Purchase Agreement with Novo Nordisk might not be satisfied and (iii) the risk of any difficulties or delays in obtaining the required shareholder approval to increase the number of authorized shares of common stock, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 24, 2010, and the Company’s Quarterly Reports on Form 10-Q.
Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.
* Other names and brands may be claimed as the property of others.
SOURCE: Aradigm Corporation
Contact: Nancy Pecota, Chief Financial Officer, 510-265-9370

ARADIGM CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenues	$—	$—	$4,000	$—

Operating expenses:
Research and development	2,736	2,927	5,573	6,653
General and administrative	1,382	1,368	2,635	2,766
Restructuring and asset impairment	13	205	26	223

Total operating expenses	4,131	4,500	8,234	9,642

Loss from operations	(4,131)	(4,500)	(4,234)	(9,642)

Interest income	4	14	14	42
Interest expense	(109)	(105)	(218)	(209)
Other income (expense), net	108	(3)	106	(4)

Net loss	$(4,128)	$(4,594)	$(4,332)	$(9,813)

Basic and diluted net loss per common share	$(0.04)	$(0.05)	$(0.04)	$(0.12)

Shares used in computing basic and diluted net loss per common share	104,891	99,298	102,396	85,080

ARADIGM CORPORATION
CONDENSED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)	*

ASSETS
Current assets:
Cash and cash equivalents	$9,608	$3,903
Short-term investments	—	5,228
Receivables	394	155
Prepaid and other current assets	499	328

Total current assets	10,501	9,614
Property and equipment, net	1,849	2,166
Notes receivable	53	52
Other assets	129	133

Total assets	$12,532	$11,965

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$948	$572
Accrued clinical and cost of other studies	664	670
Accrued compensation	652	341
Facility lease exit obligation	182	263
Other accrued liabilities	284	357

Total current liabilities	2,730	2,203
Deferred rent	123	136
Facility lease exit obligation, non-current	785	828
Other non-current liabilities	75	75
Note payable and accrued interest	9,113	8,896
Shareholders’ deficit	(294)	(173)

Total liabilities and shareholders’ deficit	$12,532	$11,965

*	The balance sheet at December 31, 2009 has been derived from the audited financial statements at that date.
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